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                                  Exhibit 23.1


To the Board of Directors
Glamis Gold Ltd.:

We consent to incorporation by reference in the registration statement on Form S-8 of Glamis Gold Ltd. of our report dated February 6, 1998 relating to the consolidated balance sheets of Glamis Gold Ltd. as at December 31, 1997 and 1996, and the related consolidated statements of earnings, retained earnings, and changes in financial position for the years ended December 31, 1997 and 1996, for the six month period ended December 31, 1995 and for the year ended June 30, 1995, which report appears in the December 31, 1997 annual report on Form 10-K of Glamis Gold Ltd.

Signed: "KPMG"

Chartered Accountants

Vancouver, Canada
March 23, 1998